Exhibit 99.1

CONSOL Energy Reports Fourth Quarter Pre-Tax Income of $16 million;
Continues to Explore Infrastructure Monetization Options

PITTSBURGH (January 31, 2014) - CONSOL Energy Inc. (NYSE: CNX) reported pre-tax income for the quarter ended December 31, 2013 of $16 million. Net income from continuing operations was $147 million as a result of an income tax benefit of $131 million arising out of a reversal of prior quarters’ tax provisions. When added to income from discontinued operations, net of tax, of $591 million, CONSOL Energy reported net income of $738 million, or $3.20 per diluted share, in the just-ended quarter, compared to $150 million, or $0.65 per diluted share from the year-earlier quarter.

Fourth Quarter 2013 Results (in millions)

Pre-Tax Income	$16
Income Taxes	$131
Income from Continuing Ops	$147

Income from Discontinued Ops, net of tax	$591

Net Income	$738

After adjusting for several discrete items not found in security analysts' models, which are listed in the EBITDA reconciliation table, adjusted pre-tax income1 in the 2013 fourth quarter, a non-GAAP financial measure, was $2 million.

Adjusted EBITDA1, which is a non-GAAP financial measure, was $179 million for the quarter ended December 31, 2013, compared to $224 million in the year-earlier quarter.

CONSOL's Gas Division achieved record quarterly production of 48.5 Bcfe. Unit margins were $0.71 per Mcfe, or a decrease of $0.32 from the year-earlier quarter of $1.03 per Mcfe. The margin contraction was due to realized prices being $0.18 lower and unit costs being $0.14 higher. Overall natural gas production was up 16%, quarter-over-quarter, aided by the 56% growth in the Marcellus Shale component. CONSOL recently increased its 2014 natural gas production guidance range to 215 - 235 Bcfe. For 2015 and 2016, CONSOL has announced annual production guidance increases of 30%.

"Despite overachieving on many items we could control, CONSOL Energy saw 2013 fourth quarter unit margin contraction in both its gas and coal divisions," commented J. Brett Harvey, chairman and CEO. "Profitability was especially hampered by lower realized prices for the company's premium low-vol coal production from Buchanan Mine."

The low-vol coal category saw meaningful margin contraction, quarter-over-quarter, as a nearly $47 reduction in per ton pricing overwhelmed a nearly $3 per ton improvement in costs. The high-vol category saw over a $9 per ton margin contraction, while the much larger thermal category saw a nearly $5 per ton reduction in margin. Details follow in the coal division table, which reflects production and sales from continuing operations. CONSOL's retained mines have margins higher than those that were sold.

1The terms "Adjusted Pre-Tax Income" and "Adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP Pre-Tax Income and GAAP net income below, under the caption “Non-GAAP Financial Measures."

CONSOL Energy's liquidity at year-end 2013 remained strong at $2.1 billion, including $327 million in cash. Cash was bolstered by the $850 million received in early December from the sale of five mines. Fourth quarter 2013 capital investments from continued operations were $483 million, of which $300 million were in natural gas-related projects.

Cash flow from operations in the quarter was $70 million, as compared to $198 million in the year-earlier quarter.

"Looking to 2014, CONSOL is poised to increase its gas production by 30% and its coal production by 5 million tons, on an annual basis, when the BMX Mine in Southwestern Pennsylvania opens late in the first quarter," continued Mr. Harvey. "Higher natural gas and coal production, coupled with our stated $65 million reduction in annual administrative costs, should aid profitability, even in the face of continued weak coal pricing. Cold winter weather is strengthening 2014 gas prices, and — if sustained — could result in CONSOL Energy receiving a drilling carry from its Marcellus Shale joint venture partner as early as March. Continued cold weather and a rebounding domestic economy could begin to provide support for higher thermal coal prices, too."

CONSOL continues to make progress in unlocking the value of its gas midstream assets. The two paths under consideration continue to be an MLP or sale. The company has been weighing the competing interests of valuation, liquidity, and maintenance of strategic control. The relative importance of these interests has changed recently. The sale of CONSOL's five West Virginia coal mines greatly improved the company's liquidity and significantly de-levered the balance sheet. Also, Marcellus Shale volumes are up 56%, quarter-over-quarter, and for 2014 are expected to be approximately 85% higher than 2013. Demonstrated natural gas production growth and an annual gas production target of 30% have de-risked future midstream growth and reduced the importance of minimum volume commitments to potential acquirers. We expect a NAV-accretive transaction in 2014, and will identify a path of sale or MLP in the first half of the year.

Gas Division Results:

The table below summarizes the quarterly comparison of key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	December 31, 2013	December 31, 2012
Sales - Gas	$170.6	$143.5
Hedging Impact - Gas	18.8	34.5
Sales - Oil	3.4	2.5
Sales - NGLs	11.3	4.8
Sales - Condensate	2.5	0.6
Total Sales Revenue ($ MM)	$206.6	$185.9

Net Income Attributable to CONSOL Energy Shareholders	$1.9	$9.4
Net Cash Provided By (Used In) Operating Activities ($ MM)	$57.3	$(57.0)
Total Period Production (Bcfe)	48.5	41.8
Average Daily Production (MMcfe)	527.0	454.7
Capital Expenditures ($ MM)	$299.5	$124.4

CONSOL's gas division production in the quarter came from the following categories:

	Quarter	Quarter
	Ended	Ended
	December 31, 2013	December 31, 2012	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	18.2	11.9	52.9%
CBM Sales Volumes (Bcf)	20.3	21.4	(5.1)%
Shallow Oil and Gas Sales Volumes (Bcf)	7.2	7.2	—%
Other Sales Volumes (Bcf)	1.3	0.6	116.7%

LIQUIDS*
NGLs Sales Volumes (Bcfe)	1.1	0.5	120.0%
Oil Sales Volumes (Bcfe)	0.2	0.2	—%
Condensate Sales Volumes (Bcfe)	0.2	-	100.0%

TOTAL	48.5	41.8	16.0%
Production results are net of royalties. *NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison

The company experienced decreased profitability within the Gas Division when compared with the quarter ended December 31, 2012. The average sales price decreased by $0.18 per Mcfe, while units cost increased by $0.14. On the cost side, $0.06 per Mcfe was related to additional liquids being processed. Total depreciation, depletion, and amortization increased by a combined $0.05 per Mcfe, as more production from higher-cost segments was in the mix. Higher volumes, conversely, spread fixed pipeline costs more broadly.

All-in unit costs in the Marcellus Shale were $3.01 per Mcfe in the just-ended quarter, or an increase of $0.18 from the $2.83 per Mcfe in the year-earlier quarter. Thirteen cents of the increase was caused by additional liquids processing, with nearly all of the remainder of the increase due to the mix of volumes flowing under various agreements.

	Quarter	Quarter
	Ended	Ended
(Per Mcfe)	December 31, 2013	December 31, 2012
Average Sales Price - Gas	$3.63	$3.49
Hedging Impact - Gas	$0.40	$0.84
Average Sales Price - Oil*	$15.63	$16.12
Average Sales Price - NGLs*	$10.09	$8.76
Average Sales Price - Condensate*	$12.81	$12.96

Average Sales Price - Total Company	$4.26	$4.44
Costs - Production
Lifting	$0.53	$0.52
Ad Valorem, Severance and Other Taxes	0.18	0.17
DD&A	1.20	1.12
Total Production Costs	$1.91	$1.81
Costs - Gathering
Operating Costs	$0.60	$0.51
Transportation	0.58	0.62
DD&A	0.16	0.19
Total Gathering Costs	$1.34	$1.32

Gas Direct Administrative Selling & Other	$0.30	$0.28

Total Costs	$3.55	$3.41

Margin	$0.71	$1.03

*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

Note: Costs − The line item "gas direct administrative, selling, & other" excludes general administration, incentive compensation, and other corporate expenses.

Gas Marketing and Transportation Update:

Fourth quarter 2013 average dry gas prices, including the impact of our hedging program and net of basis, averaged $4.03/Mcf.  CONSOL's expansion into wet gas production areas provided a liquids value uplift of $0.23/Mcfe bringing our overall average sales price to $4.26/Mcfe.  Our NGL liquids volumes were 120% higher than in the 2012 fourth quarter.  The continued growth of our wet gas production volumes will increase the uplift on our future average sales prices.
CONSOL Energy continues to develop a diversified portfolio of firm capacity options to support our three-year production growth plan.  We are benefited by the strategic location of our primary production areas in Southwest Pennsylvania, Northern West Virginia, and Eastern Ohio.  These areas are served by a large concentration of major pipelines that provide us with the capacity to move our production to the major gas markets.
The company currently has a total of 1.3 Bcf per day of effective firm transportation capacity.  This is comprised of 0.8 Bcf per day of firm capacity on existing pipelines, contracted volumes of 0.3 Bcf per day on several pipeline projects that will be completed over the next several years, and an additional 0.2 Bcf per day of long-term firm sales with a major customer that has their own firm capacity.  Our firm capacity portfolio will support  all of the CY 2014 production and the majority of our projected volumes for the three-year plan.  We are in active negotiations with several pipelines to extend our firm capacity coverage for the longer term. The average cost for the existing and committed firm capacity is approximately $0.23 per MMBtu.
In addition to firm capacity, we have developed a processing portfolio to support the projected volumes from our wet production areas.  We have agreements to support the processing of over 115 MMcf/d of gross gas volumes growing to more than 380 MMcf/d in the next twelve months.  These commitments are sufficient to cover our processing requirements for the next two years.  We will continue to layer in processing capacity to support the liquids development plan.
Coal Division Results:

Coal production in the quarter consisted of 1.2 million tons of low-vol, 0.6 million tons of high-vol, and 5.3 million tons of thermal, for a total of 7.1 million tons.

Of the thermal coal production, 4.8 million tons were from Northern Appalachia and 0.5 million tons were from Central Appalachia.

During the fourth quarter of 2013, CONSOL’s total coal inventory decreased by 47,000 tons to 582,000 tons. Thermal coal inventory decreased by 104,000 tons to 421,000 tons, while low-vol coal inventory increased by 57,000 tons, to 161,000 tons.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012	2013	2012

Beginning Inventory (millions of tons)	0.1	0.4	—	—	0.5	1.0
Coal Production (millions of tons)	1.2	0.7	0.6	0.6	5.3	5.3
Ending Inventory (millions of tons)	0.2	0.3	—	—	0.4	0.6
Sales - Company Produced (millions of tons)	1.1	0.8	0.6	0.6	5.5	5.7

Sales Per Ton	$81.84	$128.79	$58.88	$69.51	$64.66	$69.18

Beginning Inventory Cost Per Ton	$65.42	$87.32	$—	$—	$53.04	$51.13

Total Direct Costs Per Ton	$42.37	$36.73	$29.08	$29.36	$29.34	$27.41
Royalty/Production Taxes Per Ton	5.36	6.80	2.35	1.45	2.64	2.96
Direct Services to Operations Per Ton	7.06	7.27	5.93	5.14	6.69	6.73
Retirement and Disability Per Ton	4.85	6.43	2.49	3.53	2.52	3.08
DD&A Per Ton	9.12	10.80	5.50	7.05	5.23	5.82
Total Production Costs	$68.76	$68.03	$45.35	$46.53	$46.42	$46.00

Ending Inventory Cost Per Ton	$(65.68)	$(86.38)	$—	$—	$(50.82)	$(50.89)

Total Cost Per Ton Sold	$68.89	$71.72	$45.35	$46.53	$46.72	$46.35
Average Margin Per Ton Sold	$12.95	$57.07	$13.53	$22.98	$17.94	$22.83
Addback: DD&A Per Ton	$9.12	$10.80	$5.50	$7.05	$5.23	$5.82
Average Margin Per Ton, before DD&A	$22.07	$67.87	$19.03	$30.03	$23.17	$28.65
Cash Flow before Cap. Ex and DD&A ($MM)	$24	$54	$11	$18	$127	$163
Sales and production tons exclude CONSOL Energy's portion from equity affiliates and discontinued operations. Direct Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses and gas well plugging costs. Direct Services to Operations Per Ton include items such as subsidence costs, direct administrative, selling expenses, permitting and compliance and asset retirement obligations. Retirement and Disability Per Ton Sold includes charges for pension, retiree medical and other employee related long-term liabilities. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

Coal Marketing Update:

Low Vol: During the fourth quarter, 1.1 million tons of low-vol coking coal from Buchanan Mine was sold to domestic and international customers. New sales opportunities were realized in China, Poland, and in the U.S. Buchanan’s competitive cost position enabled CONSOL to exceed the fourth quarter and 2013 production and sales forecast. During the fourth quarter, CONSOL was successful in securing two new deals with U.S. customers for 2014. Buchanan Coal is currently being tested at two plants in the U.S. which is expected to lead to new sales opportunities.

High Vol: During the fourth quarter, 0.6 million tons of its Bailey high-vol coking coal was sold to customers in Korea, Brazil, and the U.S. Bailey coal remains in demand as its versatility allows it to compete as high vol, PCI and high-Btu thermal coal.  CONSOL will continue to create and evaluate new sales opportunities that provide the best returns for the portfolio.

Thermal: CONSOL’s customer demand remained steady for contracted coal in the fourth quarter. Sales have been completed to ten different customers for 2.5 million tons in Q4 for 2014. For 2014 tons, CONSOL is currently active in negotiations for both domestic business and, in collaboration with third party marketers, on the export front. This has resulted in the successful development of new thermal and metallurgical markets in India.

CONSOL Energy 2014 - 2016 Guidance

First quarter gas production, net to CONSOL, is expected to be approximately 47 – 49 Bcfe, while annual 2014 production is expected to be 215 – 235 Bcfe.

CONSOL Energy expects its 2015 and 2016 annual gas production to grow by 30%.

Total hedged natural gas production in the 2014 first quarter is 31.9 Bcf, at an average price of $4.61 per Mcf. CONSOL has begun to implement a dual-track approach to its gas hedging. The company will continue to use a formulaic approach to a base of hedges, but could layer-in additional opportunistic hedges to capture value from price spikes. CONSOL does not expect to hedge more than 80% of its estimated natural gas production for any given year. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2014	2015	2016
Total Yearly Production (Bcfe)	215-235	30%	30%
Volumes Hedged (Bcf),as of 1/21/14	129.3	78.6	71.3
Average Hedge Price ($/Mcf)	$4.61	$4.10	$4.20

COAL DIVISION GUIDANCE

	Q1 2014	2014	2015
Est. Total Coal Sales	7.2 - 7.6	30.1 - 32.1	34.0
Tonnage: Firm	6.9	23.8	12.2
Price: Sold (firm)	$64.75	$65.35	$69.23
Est. Low-Vol Met Sales	1.1 - 1.2	4.2 - 4.7	4.9
Tonnage: Firm	0.8	1.7	0.8
Est. High-Vol Met Sales	0.7+	2.3+	2.4
Tonnage: Firm	0.6	0.9	0.3
Est. Thermal Sales	5.6+	23.8+	26.7
Tonnage: Firm	5.5	21.2	11.1
Note: While most of the data in the table are single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. Firm tonnage is tonnage that is both sold and priced, and excludes collared tons. CONSOL Energy has sold additional coal volumes that are not yet priced. Those volumes are excluded from this table. There are no collared tons in 2014. Collared tons in 2015 are 1.4 million tons, with a ceiling of $72.59 per ton and a floor of $48.59 per ton. Not included in the category breakdowns are the tons from equity affiliates Harrison Resources and Western Allegheny Energy (WAE). Harrison Resources has 0.1 million tons for Q1 2014, and 0.4 million tons for all of 2014 and 2015. WAE has 0.1 million tons for Q1 2014, and 0.5 million tons and 0.9 million tons for all of 2014, and 2015, respectively.

Liquidity
Total company liquidity as of December 31, 2013 was $2.1 billion, including cash of $327.4 million. CONSOL Energy received a cash inflow of $850 million on December 5. Major cash outflows subsequent to that were the repayment of funds drawn against its bank facility and revolver ($351 million) and the partial payment to Dominion for the leasing of the 90,000 acres ($91 million). Half of this payment will be repaid to CONSOL by its Marcellus Shale joint venture partner.

As of December 31, 2013, CONSOL Energy had $1.2 billion in total liquidity, which is comprised of $321.2 million of cash, $48.9 million available in its accounts receivable securitization facility and $793.0 million available to be borrowed under its $1.0 billion bank facility. CONSOL Energy's credit facility has no borrowings. Outstanding letters of credit are $207.0 million.
As of December 31, 2013, CNX Gas Corporation had $918.6 million in total liquidity, which is comprised of $6.2 million of cash and $912.4 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has no borrowings. Outstanding letters of credit are $87.6 million.
About
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base of 4.0 trillion cubic feet of proved natural gas reserves, while the company’s premium coal assets are sold to electricity generators and steelmakers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. Additional information can be found at www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	December 31,
	2013	2012
Net Income Attributable to CONSOL Energy Inc. Shareholders	$738,183	$149,903

Less: Net Income Attributable to Discontinued Operations, net of tax	(591,144)	(42,060)
Add: Interest Expense	55,004	51,270
Less: Interest Income	(188)	(3,959)
Add: Income Taxes	(130,720)	36,492
Earnings Before Interest & Taxes (EBIT)	71,135	191,646

Add: Depreciation, Depletion & Amortization	122,285	110,573

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	193,420	302,219

Adjustments:
Transaction Fees	3,496	—
Accelerated Bank Fees	3,196	—
Pension Settlement	1,949	—
Marcellus Title Defects	1,295	—
PA Turnpike Settlement	(9,000)	—
Gains On Sale of Assets	(15,273)	(91,602)
Voluntary Severance Incentive Program	—	13,304
Total Pre-tax Adjustments	(14,337)	(78,298)

Adjusted Earnings Before Interest, Taxes and DD&A ( Adjusted EBITDA) from Continuing Operations	$179,083	$223,921

Note: Income tax effect of Total Pre-tax Adjustments was ($8,106) and ($30,458) for the three months ended December 31, 2013 and December 31, 2012, respectively.

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate or a worldwide financial downturn; an extended decline in prices we receive for our gas, natural gas liquids and coal including the impact on gas prices of our gas operations being concentrated in Appalachia which has experienced a dramatic increase in gas production and decline in gas pricing relative to the benchmark Henry Hub prices; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our gas and coal to market; a loss of our competitive position because of the competitive nature of the gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; the risks inherent in gas and coal operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under "take or pay" contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our gas and coal gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a well or mine; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas or coal rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves;the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; acquisitions that we may make in the future involve risks including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and divestitures we may make may not occur or produce anticipated proceeds; existing and future gas joint ventures may restrict our operational and corporate flexibility, we may be materially impacted by actions taken by our joint venture partners and we may not realize anticipated benefits such as carried costs; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; provisions of our debt agreements may restrict our flexibility and the risks associated with the degree to which we are leveraged; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; the risks in making strategic determinations, including the allocation of capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy Corporation to satisfy the liabilities it assumed from us as well as to perform its obligations under various agreements; we may not be able to consummate a sale or MLP transaction of our gas midstream assets; and other factors discussed in the 2012 Form 10-K under “Risk Factors,” as updated by our 2013 Form 10-K and any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

A registration statement relating to the securities of the MLP that would be sold in the offering has not been filed with the Securities and Exchange Commission or become effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. This announcement is being issued pursuant to, and in accordance with, Rule 135 under the Securities Act of 1933.

Contacts:

Investor: Dan Zajdel, at (724) 485-4169
Tyler Lewis, at (724) 485-3157

Media: Kate O'Donovan, at (724) 485-3097
Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Sales—Outside	$753,634	$792,667	$3,015,551	$3,122,550
Sales—Gas Royalty Interests	16,464	14,697	63,202	49,405
Sales—Purchased Gas	2,160	874	6,531	3,316
Freight—Outside	3,946	13,426	35,438	107,079
Other Income	49,027	113,146	178,963	395,176
Total Revenue and Other Income	825,231	934,810	3,299,685	3,677,526
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	545,686	545,555	2,228,952	2,221,859
Gas Royalty Interests' Costs	14,823	10,951	53,028	38,867
Purchased Gas Costs	1,877	588	4,837	2,711
Freight Expense	3,946	13,426	35,438	107,079
Selling, General and Administrative Expenses	24,245	23,015	90,408	90,740
Depreciation, Depletion and Amortization	122,285	110,573	461,122	427,115
Interest Expense	55,004	51,270	219,198	220,042
Taxes Other Than Income	41,490	35,360	160,627	162,426
Total Costs	809,356	790,738	3,253,610	3,270,839
Earnings from Continuing Operations Before Income Taxes	15,875	144,072	46,075	406,687
Income Taxes (Benefit) Expense	(130,720)	36,492	(33,189)	88,728
Income from Continuing Operations	146,595	107,580	79,264	317,959
Income from Discontinued Operations, Net of Tax	591,144	42,060	579,792	70,114
Net Income	737,739	149,640	659,056	388,073
Less: Net Loss Attributable to Noncontrolling Interest	444	263	1,386	397
Net Income Attributable to CONSOL Energy Inc. Shareholders	$738,183	$149,903	$660,442	$388,470
Earnings Per Share:
Basic:
Income from Continuing Operations	0.64	0.47	0.35	1.40
Income from Discontinued Operations	2.58	0.19	2.54	0.31
Net Income	$3.22	$0.66	$2.89	$1.71
Dilutive:
Income from Continuing Operations	0.64	0.47	0.35	1.39
Income from Discontinued Operations	2.56	0.18	2.52	0.31
Net Income	$3.20	$0.65	$2.87	$1.70
Weighted Average Number of Common Shares Outstanding:
Basic	228,989,629	227,898,021	228,728,628	227,593,524
Dilutive	230,696,324	229,934,465	230,077,942	229,141,767
Dividends Paid Per Share	$0.125	$0.250	$0.375	$0.625

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Income	$737,739	$149,640	$659,056	$388,073
Other Comprehensive Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($206,767), ($32,629), ($276,928), ($77,871)	342,852	54,151	456,493	129,231
Net Increase in the Value of Cash Flow Hedge (Net of tax: ($3,371), ($21,877), ($29,407), ($73,593))	5,231	33,960	45,631	114,240
Reclassification of Cash Flow Hedges from Other Comprehensive Income to Earnings (Net of tax: $17,439, $23,724,$53,990, $121,484)	(23,304)	(35,662)	(79,899)	(189,259)

Other Comprehensive Income	324,779	52,449	422,225	54,212

Comprehensive Income	1,062,518	202,089	1,081,281	442,285

Less: Comprehensive Income Attributable to Noncontrolling Interest	444	263	1,386	397

Comprehensive Income Attributable to CONSOL Energy Inc. Shareholders	$1,062,962	$202,352	$1,082,667	$442,682

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$327,420	$21,862
Accounts and Notes Receivable:
Trade	332,574	428,328
Notes Receivable	25,861	318,387
Other Receivables	243,973	131,131
Accounts Receivable—Securitized	—	37,846
Inventories	157,914	170,808
Deferred Income Taxes	211,303	84,777
Recoverable Income Taxes	10,705	—
Restricted Cash	—	48,294
Prepaid Expenses	135,842	148,431
Current Assets of Discontinued Operations	—	149,230
Total Current Assets	1,445,592	1,539,094
Property, Plant and Equipment:
Property, Plant and Equipment	13,578,509	12,121,557
Less—Accumulated Depreciation, Depletion and Amortization	4,136,247	3,613,499
Property, Plant and Equipment of Discontinued Operations, net	—	1,682,909
Total Property, Plant and Equipment—Net	9,442,262	10,190,967
Other Assets:
Restricted Cash	—	20,379
Investment in Affiliates	291,675	222,830
Notes Receivable	125	25,977
Other	214,013	216,235
Other Assets of Discontinued Operations	—	782,112
Total Other Assets	505,813	1,267,533

TOTAL ASSETS	$11,393,667	$12,997,594

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2013	December 31, 2012
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$514,580	$498,515
Short-Term Notes Payable	—	25,073
Current Portion of Long-Term Debt	11,455	12,484
Accrued Income Taxes	—	34,219
Borrowings Under Securitization Facility	—	37,846
Other Accrued Liabilities	565,697	545,748
Current Liabilities of Discontinued Operations	28,239	233,214
Total Current Liabilities	1,119,971	1,387,099
Long-Term Debt:
Long-Term Debt	3,115,963	3,123,600
Capital Lease Obligations	47,596	49,413
Long-Term Debt of Discontinued Operations	—	1,573
Total Long-Term Debt	3,163,559	3,174,586
Deferred Credits and Other Liabilities:
Deferred Income Taxes	242,643	326,685
Postretirement Benefits Other Than Pensions	961,127	882,600
Pneumoconiosis Benefits	111,971	114,136
Mine Closing	320,723	289,818
Gas Well Closing	175,603	146,002
Workers’ Compensation	71,468	60,396
Salary Retirement	48,252	218,004
Reclamation	40,706	47,965
Other	131,355	118,307
Deferred Credits and Other Liabilities of Discontinued Operations	—	2,278,251
Total Deferred Credits and Other Liabilities	2,103,848	4,482,164
TOTAL LIABILITIES	6,387,378	9,043,849
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 229,145,736 Issued and Outstanding at December 31, 2013; 228,129,467 Issued and 228,094,712 Outstanding at December 31, 2012	2,294	2,284
Capital in Excess of Par Value	2,364,592	2,296,908
Preferred Stock, 15,000,000 Shares Authorized, None Issued and Outstanding	—	—
Retained Earnings	2,964,520	2,402,551
Accumulated Other Comprehensive Loss - Continuing Operations	(325,117)	(747,342)
Common Stock in Treasury, at Cost—No Shares at December 31, 2013 and 34,755 Shares at December 31, 2012	—	(609)
Total CONSOL Energy Inc. Stockholders’ Equity	5,006,289	3,953,792
Noncontrolling Interest	—	(47)
TOTAL EQUITY	5,006,289	3,953,745

TOTAL LIABILITIES AND EQUITY	$11,393,667	$12,997,594

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2012	$2,284	$2,296,908	$2,402,551	$(747,342)	$(609)	$3,953,792	$(47)	$3,953,745
Net Income	—	—	660,442	—	—	660,442	(1,386)	659,056
Gas Cash Flow Hedge (Net of $24,583 Tax)	—	—	—	(34,268)	—	(34,268)	—	(34,268)
Actuarially Determined Long-Term Liability Adjustments (Net of ($276,928) Tax)	—	—	—	456,493	—	456,493	—	456,493
Comprehensive Income (Loss)	—	—	660,442	422,225	—	1,082,667	(1,386)	1,081,281
Issuance of Treasury Stock	—	—	(12,641)	—	609	(12,032)	—	(12,032)
Issuance of Common Stock	10	3,717	—	—	—	3,727	—	3,727
Tax Cost from Stock-Based Compensation	—	(2,075)	—	—	—	(2,075)	—	(2,075)
Amortization of Stock-Based Compensation Awards	—	66,042	—	—	—	66,042	—	66,042
Net Change in Noncontrolling Interest	—	—	—	—	—	—	1,433	1,433
Dividends ($0.375 per share)	—	—	(85,832)	—	—	(85,832)	—	(85,832)
Balance at December 31, 2013	$2,294	$2,364,592	$2,964,520	$(325,117)	$—	$5,006,289	$—	$5,006,289

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating Activities:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income	$737,739	$149,640	$659,056	$388,073
Adjustments to Reconcile Net Income to Net Cash Provided By Continuing Operating Activities:
Net Income from Discontinued Operations	(591,144)	(42,060)	(579,792)	(70,114)
Depreciation, Depletion and Amortization	122,285	110,573	461,122	427,115
Stock-Based Compensation	12,969	7,738	56,987	41,127
Gain on Sale of Assets	(15,273)	(91,602)	(67,480)	(282,006)
Deferred Income Taxes	(5,679)	(13,704)	(29,014)	10,899
Equity in Earnings of Affiliates	(12,857)	(4,372)	(33,133)	(27,048)
Changes in Operating Assets:
Accounts and Notes Receivable	124,825	(33,577)	135,970	(20,218)
Inventories	1,894	18,773	12,894	21,166
Prepaid Expenses	5,469	9,457	(3,219)	12,435
Changes in Other Assets	5,489	1,920	31,146	(7,041)
Changes in Operating Liabilities:
Accounts Payable	(81,457)	(16,134)	(99,944)	(23,918)
Other Operating Liabilities	(212,077)	(1,504)	(39,464)	(50,790)
Changes in Other Liabilities	11,030	448	5,844	12,876
Other	9,450	6,744	42,597	24,786
Net Cash Provided by Continuing Operations	112,663	102,340	553,570	457,342
Net Cash (Used In) Provided by Discontinued Operating Activities	(42,908)	95,610	105,206	270,771
Net Cash Provided by Operating Activities	69,755	197,950	658,776	728,113
Investing Activities:
Capital Expenditures	(482,722)	(294,764)	(1,496,056)	(1,245,497)
Changes in Restricted Cash	12,263	(48,294)	68,673	(48,294)
Proceeds from Sales of Assets	19,367	62,623	483,969	645,621
Investments in Equity Affiliates	(17,600)	(4,750)	(35,712)	(23,451)
Net Cash Used in Continuing Operations	(468,692)	(285,185)	(979,126)	(671,621)
Net Cash Provided by (Used In) Discontinued Investing Activities	826,148	(128,445)	777,145	(328,789)
Net Cash Provided by (Used in) Investing Activities	357,456	(413,630)	(201,981)	(1,000,410)
Financing Activities:
Payments on Short-Term Borrowings	(47,000)	—	—	—
Proceeds from (Payments on) Miscellaneous Borrowings	292	22,289	(31,544)	16,195
(Payments on) Proceeds from Securitization Facility	(44,364)	37,846	(37,846)	37,846
Tax Benefit from Stock-Based Compensation	613	6,100	2,929	8,678
Dividends Paid	(28,621)	(56,988)	(85,832)	(142,278)
Proceeds from Issuance of Common Stock	1,029	7,044	3,727	8,278
Issuance of Treasury Stock	(2,760)	(9,594)	(2,151)	(9,485)
Debt Issuance and Financing Fees	—	17	—	(210)
Net Cash (Used in) Provided by Continuing Operations	(120,811)	6,714	(150,717)	(80,976)
Net Cash Used in Discontinued Financing Activities	(66)	(130)	(520)	(601)
Net Cash (Used in) Provided by Financing Activities	(120,877)	6,584	(151,237)	(81,577)
Net Increase (Decrease) in Cash and Cash Equivalents	306,334	(209,096)	305,558	(353,874)
Cash and Cash Equivalents at Beginning of Period	21,086	230,958	21,862	375,736
Cash and Cash Equivalents at End of Period	$327,420	$21,862	$327,420	$21,862